EXHIBIT 99.2

Wednesday February 2, 11:25 am Eastern Time

Company Press Release

SOURCE: SunStar Healthcare, Inc.

SunStar Healthcare, Inc. Announces Imposition of Receivership of HMO Subsidiary

HEATHROW, Fla., Feb. 2 /PRNewswire/ -- SunStar Healthcare, Inc. (Nasdaq: SUNS - news) today announced that the Florida Department of Insurance, after action by a Florida circuit court, has taken over the Company's principal subsidiary, SunStar Health Plan, as a receiver as a result of significant deficiencies in statutory capital, and will proceed immediately to liquidate SunStar Health Plan.

The Company had sought in court a delay of the liquidation for two weeks to enable an investor, who had presented a letter of intent to provide $15 million of new capital, to complete its due diligence and close the investment, thus curing the capital deficiency. However, the Florida Department of Insurance was unwilling to grant the delay, and the court was unable to cause the delay. Accordingly, the liquidation is now underway. SunStar Health Plan, since its inception, provided individual coverage, and it will be difficult for the Department of Insurance as receiver to replace such coverage. SunStar was one of the few remaining carriers to offer low-cost comprehensive coverage to individuals.

The Company will seek to recapitalize itself and continue in healthcare management businesses, but will suffer significant losses as a consequence of the loss of SunStar Health Plan, which was its sole operating business.

Statements contained in this press release that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filing with the Securities and Exchange Commission.



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